This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares. The Offer is made solely by the Offer to Purchase, dated
  February 13, 1998, and the related Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions whose laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser, if at all, only by Goldman, Sachs & Co.
        and Schroder & Co. Inc. as dealer managers or one or more
         registered brokers or dealers licensed under the laws of, and representing the stockholders residing in, such
                                 jurisdiction.

                                NOTICE OF OFFER
                              TO PURCHASE FOR CASH
                       46,051,761 SHARES OF COMMON STOCK

                                       OF
                          ILLINOIS CENTRAL CORPORATION
                                       AT

                              $39.00 NET PER SHARE
                                       BY

                           BLACKHAWK MERGER SUB, INC.
                          A WHOLLY OWNED SUBSIDIARY OF
                       CANADIAN NATIONAL RAILWAY COMPANY

     Blackhawk Merger Sub, Inc. ("Purchaser"), a Delaware corporation and an indirect wholly owned subsidiary of Canadian National Railway Company ("Parent"), a Canadian corporation, is offering to purchase an aggregate of 46,051,761 shares of Common Stock, $0.001 par value (the shares subject to the Offer, as well as all other shares of Common Stock hereinafter referred to as the "Shares"), of Illinois Central Corporation (the "Company"), a Delaware corporation, at $39.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated February 13, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer").

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 13, 1998, UNLESS THE OFFER IS EXTENDED.

     Upon the terms and subject to the conditions of the Offer, if more than 46,051,761 Shares are validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase), Purchaser will accept for payment and pay for only 46,051,761 Shares on a pro rata basis (with appropriate adjustments to avoid purchase of fractional Shares) based on the number of Shares properly tendered by each stockholder prior to or at the Expiration Date and not withdrawn. In the event that proration of tendered Shares is required, because of the difficulty of determining the precise number of Shares properly tendered and not withdrawn (due in part to the guaranteed delivery procedures described in Section 3 of the Offer to Purchase), the Purchaser does not expect that it will be able to announce the final results of such proration or pay for any Shares until at least seven New York Stock Exchange, Inc. trading days after the Expiration Date. Preliminary results of proration will be announced by press release as promptly as practicable after the Expiration Date. Stockholders may obtain such preliminary information from the Information Agent and may be able to obtain such information from their broker.

     The purpose of the Offer is for Parent, through Purchaser, to acquire a majority equity interest in the Company as the first step in a business combination of Parent and the Company. The Offer is being made pursuant to the terms of the Agreement and Plan of Merger dated as of February 10, 1998 (the "Merger Agreement"), which provides that, among other things, following completion of the Offer and the satisfaction or waiver of certain conditions and in accordance with the relevant provisions of the General Corporation Law of the State of Delaware, Purchaser will be merged with and into the Company (the "Merger"). Following consummation of the Merger, the Company will continue as the surviving corporation and will become an indirect wholly owned subsidiary of Parent. As more fully described in Section 13 of the Offer to Purchase, at the effective time of the Merger (the "Effective Time"), (i) if Purchaser shall have purchased, pursuant to the Offer, an aggregate of 46,051,761 Shares, each Share outstanding immediately prior to the Effective Time (other than those Shares held by the Company as treasury stock or owned by Parent or any subsidiary of Parent) shall be converted into the right to receive the number of duly authorized, validly issued, fully paid and nonassessable shares, without par value, of Parent ("Parent Common Stock") equal to the fraction obtained by dividing $39.00 by the Parent Average Closing Price (as defined in Section 13 of the Offer to Purchase); and (ii) if Purchaser shall have purchased an aggregate of less than 46,051,761 Shares pursuant to the Offer, each Share outstanding immediately prior to the Effective Time (other than those Shares held by the Company as treasury stock or owned by Parent or any subsidiary of Parent) shall be converted into the right to receive: (a) a number of shares of Parent Common Stock equal to the fraction obtained by dividing $39.00 by the Parent Average Closing Price, multiplied by the Stock Proration Factor (as defined in Section 13 of the Offer to Purchase); and (b) cash in an amount equal to the product of 1 minus the Stock Proration Factor, multiplied by $39.00.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED IN ACCORDANCE WITH THE TERMS OF THE OFFER PRIOR TO THE EXPIRATION DATE OF THE OFFER AND NOT WITHDRAWN A NUMBER OF SHARES WHICH REPRESENTS AT LEAST 50.1% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS (THE "MINIMUM CONDITION") AND (2) THE RECEIPT BY PARENT, PRIOR TO THE EXPIRATION OF THE OFFER, OF A FAVORABLE INFORMAL ADVISORY OPINION FROM THE STAFF OF THE UNITED STATES SURFACE TRANSPORTATION BOARD TO THE EFFECT THAT THE PROPOSED USE OF A VOTING TRUST (AS DEFINED IN THE OFFER TO PURCHASE) WILL PRECLUDE UNLAWFUL CONTROL OF THE COMPANY BY PARENT.

     The Offer is subject to certain other conditions which are described in
Section 16 of the Offer to Purchase. Subject to the terms of the Merger Agreement, Purchaser reserves the right to waive any or all of the conditions to the Offer and to extend the Offer if any of the conditions to the Offer are not satisfied.

     THE BOARD OF DIRECTORS OF THE COMPANY, BY UNANIMOUS VOTE, HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE HOLDERS OF SHARES AND RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     Simultaneously with the purchase of Shares pursuant to the Offer, the Shares purchased will be deposited in the Voting Trust in accordance with the terms and conditions of a proposed voting trust agreement.

     If the Minimum Condition has not been satisfied prior to the scheduled expiration of the Offer (as such Offer may have been extended), Purchaser shall have the right at its option to extend the Offer for a period of up to twenty business days. If, at the scheduled expiration of the Offer (as such date may have been extended by Purchaser as contemplated by the preceding sentence), the

Minimum Condition has not been satisfied, then (unless the parties otherwise agree) at Parent's election either (i) Purchaser shall amend the terms of the Offer by increasing the number of shares sought in the Offer to all of the outstanding Shares, subject to certain conditions described in Section 13 of the Offer to Purchase, in which event the Merger Agreement shall be modified as provided in the Merger Agreement, or (ii) Purchaser shall terminate the Offer and Purchaser and the Company shall proceed with the Merger in accordance with the Merger Agreement in which event the terms and conditions of the Merger Agreement shall be modified as provided in the Merger Agreement.

     For purposes of the Offer, Purchaser shall be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to Harris Trust Company of New York (the "Depositary") of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting payments to such tendering stockholders. Under no circumstances will interest be paid on the consideration paid for Shares pursuant to the Offer, regardless of any delay in making such payment. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (A) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility (as defined in the Offer to Purchase), (B) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (C) any other documents required under the Letter of Transmittal.

     Tenders of Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after April 13, 1998. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in Section 4 of the Offer to Purchase. For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 of the Offer to Purchase. All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by Purchaser, in its sole discretion, whose determination shall be final and binding.

     The information required to be disclosed by Rule 14d-6(e)(1)(vii) of the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

     The Company has provided Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Requests for assistance or copies of the Offer to Purchase and the related Letter of Transmittal may be directed to the Dealer Managers or the Information Agent as set forth below, and copies will be furnished promptly at Parent's expense.

                    The Information Agent for the Offer is:

                           MacKenzie Partners, Inc

                                156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (call collect)
                                       or
                         Call Toll Free (800) 322-2885

                     The Dealer Managers for the Offer are:

                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                            New York, New York 10004
                         (212) 902-1000 (Call Collect)
                           (800) 323-5678 (Toll Free)
                              SCHRODER & CO. INC.
                              The Equitable Center
                               787 Seventh Avenue
                         New York, New York 10019-6016
                         (212) 492-6000 (Call Collect)

February 13, 1998